EXHIBIT E

                          FIXED INCOME SECURITIES, L.P.

                                    PARTNERS

     Scott Colyer - President and Chief Executive Officer of Fixed Income Securities, L.P. or its predecessors ("FIS") during each of the past five years. Mr. Colyer also owns 50% of the common stocks of Children's Castle Inc. (day care center), 225 South Monaco, Denver, Colorado.

     Lisa Colyer - Ms. Colyer is an Executive Vice President of FIS overseeing operations and has occupied similar positions within FIS during the last five years.

     Dennis Marlin - Mr. Marlin is Executive Vice President Municipal Trading and Underwriting of FIS and has occupied similar positions within FIS during the last five years.

     Scott Rykert - Mr. Rykert is Vice President Municipal Trading of FIS and has occupied similar positions within FIS during the last five years.

     Jim Dillahunty - Mr. Dillahunty is President of Broker Dealer Services Division of FIS and has occupied similar positions within FIS during the last five years.

     Jack Simkin - Mr. Simkin is a Senior Vice President and Chief Technology Officer of FIS and has occupied similar positions within FIS during the last five years.

     Joe Cotton - Mr. Cotton is a Senior Vice President and Vice President over Sales of FIS and has occupied similar positions within FIS during the last five years.

     Randy Pegg - Mr. Pegg is a First Vice President and an Advisor of FIS and has occupied similar positions within FIS during the last five years.

     Chris Genovese - Mr. Genovese is a First Vice President and an Advisor of FIS and has occupied similar positions within FIS during the last five years.

     Norman Scott - Mr. Scott is a First Vice President and an Advisor of FIS and has occupied similar positions within FIS during the last five years.

                                    OFFICERS

     Scott Colyer - Officer title and business experience during the past five years is set forth above.




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     Lisa Colyer - Officer title and business experience during the past five years is set forth above.

     Dennis Marlin - Officer title and business experience during the past five years is set forth above.

     Jack Simkin - Officer title and business experience during the past five years is set forth above.

     Jim Dillahunty - Officer title and business experience during the past five years is set forth above.

     Joe Cotton - Officer title and business experience during the past five years is set forth above.

     Jim Costas - Mr. Costas has been Senior Vice President of Advisor's Asset Management division of FIS since February 2002. Prior to that time Mr. Costas was Director and Trader for SunTrust Bank since March 1997, and a Vice President and Trader at Prudential Securities from March 1988 until March 1997.

     Tim Newcomb - Mr. Newcomb has been Chief Financial Officer of FIS since April 2004 and was Senior Financial Analyst Sprint of Overland Park, Kansas from 1998 - 2004.

     Craig Fidler - Mr. Fidler has been Senior Vice President and General Counsel of FIS since April 2004. Prior to that time Mr. Fidler was General Counsel and Secretary, Collect America, Ltd, Denver, Co. from April 2002 until April 2004, and Assistant General Counsel, First Trust Corporation (Fiserv,
Inc), Denver, Co. from June 1999 until April 2002.








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